Exhibit 4.153

M0711204
Recorded at request of	130291
and return to:

Nevada Geothermal Power Company
595 Double Eagle Ct, Ste 2001
Reno, Nevada 89521

The undersigned hereby affirms that there are no
social security numbers contained in this document.

ASSIGNMENT OF GEOTHERMAL LEASE

THIS ASSIGNMENT OF GEOTHERMAL LEASE is made this 11th day of May, 2010 between NEVADA GEOTHERMAL POWER COMPANY, a British Columbia corporation ("Assignor"); and NGP (CRUMP I), a Nevada corporation, whose address is c/o Nevada Geothermal Power Company, 1755 E. Plumb Lane, Suite 220, Reno, Nevada 89502 ("Assignee").

RECITALS

A. Effective August 1, 2005 Noramex Corporation, a Nevada corporation (whose name was subsequently changed to Nevada Geothermal Power Company) entered into the "Stabb Ranch Geothermal Lease Agreement" (the "Lease") with Edward D. Stabb and JoAnn C. Stabb, Trustees of the 1988 Stabb Living Trust dated February 5, 1988 ("Lessors"). The Lease affects Lessor's interest in 1,471.84 acres of land, more or less, situated in Lake County, Oregon. The property subject to the Lease is more particularly described on Exhibit A attached hereto.

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B. The name of Noramex Corp., was changed to Nevada Geothermal Power Company upon the filing of a "Certificate of Amendment to Articles of Incorporation" with the Nevada Secretary of State on September 9, 2005.

C. Assignor wishes to assign its interest in the Lease to its subsidiary corporation, NGP (Crump I). The Lease requires Owner's prior written consent to any assignment, which consent shall not be unreasonably withheld.

THEREFORE, in executing this Assignment of Geothermal Lease and the attached Consent to Assignment, the parties have agreed as follows:

1. Assignment of Lease. Assignor hereby assigns to Assignee all of its right, title, and interest in and to the Lease. Lessors agree that Assignee may, at its election, convert itself from a corporation to a limited liability company at any time, and this conversion will not be considered an assignment which requires Lessors' consent. Any additional assignments shall require Lessors' consent as set forth in the Lease.

2. Assumption of Obligations. Assignee hereby accepts the foregoing assignment and agrees to assume and discharge all obligations required under the Lease, including payment of annual rentals and royalties from production. However, this assignment will not relieve Assignor of any of its obligations to Lessors pursuant to the Lease. Assignor will also remain liable for performance

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of Lease obligations in the event that Assignee later converts itself from a corporation to a limited liability company.

IN WITNESS WHEREOF, the parties have executed this Assignment of Lease on the day and year first above written.

NEVADA GEOTHERMAL POWER COMPANY,
a British Columbia corporation
By /s/ Brian Fairbank
BRIAN D. FAIRBANK, President

NGP (CRUMP I), a Nevada corporation
By /s/ Brian Fairbank
BRIAN D. FAIRBANK, President

PROVINCE OF BRITISH COLUMBIA	)
) ss
CITY OF VANCOUVER	)

On this 11th day of May, 2010, before me a Notary Public in and for said Province and City, personally appeared BRIAN D. FAIRBANK, President of NEVADA GEOTHERMAL POWER COMPANY, personally known (or proved) to me to be the person who executed the above ASSIGNMENT OF GEOTHERMAL LEASE, and acknowledged to me that he executed the same for the purposes stated therein.

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EXHIBITA

DESCRIPTION OF THE PROPERTY — 1988 STABB LIVING TRUST DATED 2-5-88

Assessor's Parcel 38S24E-0-1200 (260.9 acres)

Comprised of Lots 6, 7, and 10 of Section 27 T38S R24E WM&B
W2W2 of Section 34 T38S R24E WM&B

Assessor's Parcel 39S24E-0-200 (98.9 acres)

Comprised of W2NW4 of Section 3 T39S R24E WM&B

Assessor's Parcel 39S24E-0-300 (4.4 acres)

Comprised of: A portion of Lot 4 of Section 3 T39S R24E WM&B

Assessor's Parcel 39S24E-0-500 (79.9 acres)

ComprisedofSW4SE4ofSection4T39SR24EWM&B
NW4NE4 of Section 9 T39S R24E WM & B

Assessor's Parcel 39S24E-0-900 (157.55 acres)

Comprised of: Lots 4, 5, 7, and 8 of Section 16 T39S R24E WM&B

Assessor's Parcel 38S24E-0-1300 (17.74 acres)

Comprised of Those portions of Lots 1-3 west of portion of Parcel II of Partition Plat 1995-P-077 in Section 34 T38S R24E WM&B

Assessor's Parcel 38S24E-0-1301 (123.63 acres)

Comprised of: the portions of Lots 1-4 in portion of Parcel II of Partition Plat 1995-P-077 of Section 34 T38S R24E WM&B, including that portion of Lot 4 extending into Section
3 T39S R24E WM&B as described in the detail on Partition Plat 1995-P-077

Portion of Assessor's Parcel 39S24E-0-102 (728.82 acres) in Parcel II of Partition Plat 1995-P-077

Comprised of: NE4SE4 and Lot 4 of Section 10 T39S R24E WM&B
S2 of Section 11 T39S R24E WM&B

NE4SE4, E2NE4, and Lots 4 and 9 of Section 15 T39S R24E WM&B
Lots 1, 2, 7, and 8 of Section 22 T39S R24E WM&B — including that portion of Lot 2 south of Parcel II on Partition Plat 1995-P-077 and that portion of Lot 7 south of Parcel II of Partition Plat 1995-P-077

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PROVINCE OF BRITISH COLUMBIA	)
) ss
CITY OF VANCOUVER	)

On this 11th day of May, 2010, before me a Notary Public in and for said Province and City, personally appeared BRIAN D. FAIRBANK, President of NGP (CRUMP 1), personally known (or proved) to me to be the person who executed the above ASSIGNMENT OF GEOTHERMAL LEASE, and acknowledged to me that he executed the same for the purposes stated therein.

CONSENT TO ASSIGNMENT

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The undersigned, as Lessor under the 1988 Stabb Living Trust dated February 5, 1988, by Edward D. Stabb, Trustee and JoAnn C. Stabb Trustee, hereby consents to the foregoing assignment of the Lease from Nevada Geothermal Power Company to NGP (Crump I).

DATED this 28th day of April, 2010.

THE 1988 STABB LIVING TRUST DATED
FEBRUARY 5, 1988

By /s/ Edward D. Stabb, Trustee
EDWARD D. STABB, Trustee

By: /s/ JoAnn C. Stabb, Trustee
JOANN C. STABB, Trustee

STATE OF Oregon	)
) ss
COUNTY OF Deschutes	)

On this 28th day of April, 2010 before me a Notary Public in and for said County and State, personally appeared EDWARD D. STABB, Trustee of the 1988 STABB LIVING TRUST DATED FEBRUARY 5, 1988, personally known (or proved) to me to be the person who executed the above CONSENT TO ASSIGNMENT, and acknowledged to me that he executed the same in his authorized capacity and for the purposes states therein.

M0711210

STATE OF California	)
) ss
COUNTY OF Contra Costa	)

On this 30thday of April, 2010 before me a Notary Public in and for said County and State, personally appeared JOANN C. STABB, Trustee of the 1988 STABB LIVING TRUST DATED FEBRUARY 5, 1988, personally known (or proved) to me to be the person who executed the above CONSENT TO ASSIGNMENT, and acknowledged to me that he executed the same in his authorized capacity and for the purposes states therein.

/s/ Sandra R. Jones
Notary